FIRST AMENDMENT TO OPERATING EXPENSE LIMITATION AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST III

and

Triumph Alternatives, LLC

THIS FIRST AMENDMENT TO THE OPERATING EXPENSE LIMITATION AGREEMENT (the “First Amendment”) is made and entered into as of July 29, 2015, between Northern Lights Fund Trust III, a Delaware statutory trust (the “Trust”), and Triumph Alternatives, LLC, a Delaware Limited Company (the "Adviser") located at 316 Sixth Avenue, Suite 100, LaGrange, IL 60525.

RECITALS:

WHEREAS, the parties previously entered into that certain Operating Expense Limitation Agreement between Northern Lights Fund Trust III and Triumph Alternatives, LLC dated as of February 14, 2013 (the “Agreement”);

WHEREAS, the Adviser has subsequently agreed to lower the annual operating expense limitation fee as a percentage of net assets of the Discretionary Managed Futures Strategy Fund;

NOW, THEREFORE, the parties hereto agree as follows:

Appendix A of the Agreement is hereby replaced with the following:

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
Discretionary Managed Futures Strategy Fund	1.99%

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By: _/s/ James P. Ash______________

Name: James P. Ash

Title: President

Triumph Alternatives, LLC

By: _/s/ Paul DeVitt______________

Name: Paul DeVitt

Title: General Counsel